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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Eason                                   J.                         Cliff
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(Last)                               (First)                     (Middle)

102 Winding Way
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                                  (Street)

San Antonio,                                  Texas               78232
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Reinsurance Group of America, Incorporated (NYSE:RGA)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

10/31/2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                            [   ]   10% Owner
[   ]   Officer (give title below)          [   ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
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                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                         9.
                                                                                                         Number of  10.
                                                                                                         Deriv-     Owner-
                2.                                                                                       ative      ship
                Conver-                           5.                            7.                       Secu-      Form of  11.
                sion                              Number of                     Title and Amount         rities     Deriv-   Nature
                or               3A.              Derivative   6.               of Underlying    8.      Bene-      ative    of
                Exer-            Deemed  4.       Securities   Date             Securities       Price   ficially   Secu-    In-
                cise    3.       Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned      rities:  direct
                Price   Trans-   tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following  Direct   Bene-
1.              of      action   Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported   (D) or   ficial
Title of        Deriv-  Date     if any  (Instr.  (Instr. 3,   ----------------           or     Secu-   Trans-     Indirect Owner-
Derivative      ative   (Month/  (Month/ 8)       4 and 5)     Date     Expira-           Number rity    action(s)  (I)      ship
Security        Secu-   Day/     Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.    (Instr.  (Instr.
(Instr. 3)      rity    Year)    Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)         4)       4)
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Phantom Stock   1-for-1 10/31/02          A        36.4          (1)     (1)    Common     36.4          11,241.8      D
Unit                                                                            Stock                      (2)
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Explanation of Responses:
(1) Acquired on October 31, 2002 in lieu of director's retainer fees. Subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death or disability.
(2) Represents number of securities beneficially owned as of October 31, 2002.




              William L. Hutton                              November 4, 2002
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     **Signature of Reporting Person                               Date
             Attorney-in-fact

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.